Exhibit 99.1

GOLFSMITH PROVIDES PRELIMINARY FISCAL 2010 RESULTS

AUSTIN, TEXAS – January 12, 2011 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced preliminary financial results for the fourth quarter and fiscal year 2010 ended January 1, 2011.

For the Fourth Quarter 2010:

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Net revenues increased 14.2% to $72.9 million as compared to $63.9 million in the fourth quarter of 2009. Comparable store sales increased 6.4% while sales from the Company’s direct-to-consumer-channel increased 30.6%.

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Pre-tax loss is expected to be in the range of $5.3 million to $5.6 million as compared to a pre-tax loss of $6.6 million in the fourth quarter of last year. Preliminary results for 2010 include $1.1 million in store closing, lease termination and asset impairment charges. Excluding these charges, pretax loss is expected to be between $4.2 million and $4.5 million.

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The Company ended the fourth quarter with $40.4 million of outstanding borrowings under its credit facility with borrowing availability of $18.2 million and cash on hand of $0.2 million. This compares to $36.0 million of outstanding borrowings under its credit facility with borrowing availability of $16.1 million and cash on hand of $0.7 million at January 2, 2010.

•	As of January 1, 2011, total inventory was $78.9 million as compared to $78.0 million at January 2, 2010. Comparable average store inventory declined approximately 5.1%.

For the Fiscal Year 2010:

•	Net revenues totaled $351.9 million as compared to $338.0 million in fiscal 2009; comparable store sales increased 0.3% and sales from the Company’s direct-to-consumer channel increased 4.1%.

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Pre-tax loss is expected to be in the range of $5.1 million to $5.4 million as compared to a pre-tax loss of $3.4 million in fiscal 2010. Preliminary results for 2010 include $2.7 million in store closing, lease termination and asset impairment charges. Fiscal 2009 included $0.9 million in one-time charges.

Initiatives for Fiscal 2011:

The Company also announced its plans to institute six key initiatives in 2011 aimed at driving sales and earnings growth which include: aggressively building our successful web business; expanding a proven, powerful new store model, driving optimal 4-wall results by store segment; shifting merchandise assortments to more apparel and footwear; expanding proprietary brands; and delivering operational excellence.

These initiatives will be elaborated upon during the Company’s presentation at the 13th Annual ICR XChange Conference held at the St. Regis Monarch Beach Resort & Spa in Dana Point, California Wednesday, January 12, 2011 at 2:55 pm Pacific Standard Time. Martin Hanaka, Chairman and Chief Executive Officer and Sue Gove, Chief Operating Officer and Chief Financial Officer will host the presentation. A PowerPoint presentation detailing these objectives will also be available in the investor relations section of the Company’s website. The audio portion of the presentation will be webcast live at www.golfsmith.com under the Investor Relations section. An archived replay will be available two hours after the conclusion of the live event.

Martin Hanaka, Chairman and Chief Executive Officer of Golfsmith, commented, “We are very pleased with our sales results for the fourth quarter. Our strong performance reflects our successful execution on several key initiatives that we outlined in the beginning of 2010 including improving productivity in our retail stores, successfully opening four new stores and refining our internet business. We look forward to building upon this success with our new initiatives in fiscal 2011.”

Golfsmith will report its fourth quarter and fiscal year 2010 financial results on February 24, 2011. The Company will host a conference call at 9:00 am (Eastern Time) to discuss its financial results.

About Golfsmith

Golfsmith International Holdings, Inc. (NASDAQ: GOLF), has been in business for over 40 years and is a specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its customers the convenience of shopping in more than 70 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict. The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Investor Relations inquiries:

ICR, Inc.

Joseph Teklits/Jean Fontana

203-682-8200

www.icrinc.com